                                                                   EXHIBIT 99.1

For Immediate Release
August 1, 2003
                 DVI ANNOUNCES FAILURE TO MAKE INTEREST PAYMENT
                 ----------------------------------------------

JAMISON, PENNSYLVANIA, August 1, 2003 - DVI, Inc. (NYSE: DVI) announced today that it will not make the scheduled interest payment due today on its 9 7/8% Senior Notes due 2004. Under the terms of the Indenture governing the notes, the failure to make the interest payment may be cured by DVI within 30 days.

DVI's inability to make the interest payment due on the notes is a result of the severe liquidity constraints DVI is currently facing. DVI's liquidity began to tighten as certain of its lenders reduced advance rates following the announcement of credit rating downgrades. DVI's liquidity problems were further exacerbated as the result of a shortfall in the amount of qualifying collateral supporting its borrowings under its principal bank lending facility. The shortfall has triggered a default under the facility. DVI is currently in discussions with its bank lenders to resolve these issues.

DVI intends to consider all alternatives available to it to secure funds to make the interest payment due on the notes and improve its liquidity. DVI and its financial advisors had already commenced discussions with various prospective lenders and other sources of funding and has received several proposals for both short term and long term solutions. However, there are several conditions that must be met to conclude these transactions, including completion of due diligence and negotiation of mutually acceptable documentation. No assurances can be provided that any of the transactions contemplated will be consummated in the next 30 days or at all. Even if DVI is able to complete a limited short term financing transaction of the type discussed with certain potential lenders, it will face significant future challenges, including the need to refinance or re-negotiate various credit agreements.

The failure of DVI to obtain additional funding or resolve the defaults with respect to its bank lending facilities and notes could have a serious adverse effect on DVI's business and on the value of DVI's debt and equity securities.

DVI is an independent specialty finance company for healthcare providers worldwide with $2.8 billion of managed assets. DVI extends loans and leases to finance the purchase of diagnostic imaging and other therapeutic medical equipment directly and through vendor programs throughout the world. DVI also offers lines of credit for working capital backed by healthcare receivables in the United States. Additional information is available at www.dvi-inc.com.

Safe Harbor Statement under the Private Securities
Litigation Reform Act of 1995.

Any statements contained in this press release, which are not historical facts, are forward-looking statements. Such statements are based upon many important factors, which may be outside the DVI's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to, legislative and regulatory changes in general, including such changes affecting the healthcare industry, demand for DVI's services, market interest rates, pricing, market condition in the markets in which we operate, the effect of economic conditions, litigation, competition from institutions offering similar products and services, our access to funding on acceptable terms, the ability to complete financing transactions, and other risks identified in DVI's filings with the Securities and Exchange Commission.